                                                   ----------------------------
                                                           OMB APPROVAL
                                                   ----------------------------
                                                   OMB Number:        3235-0415
                                                   Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response . . 14.90
                                                   ----------------------------

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*

                                 ABIOMED, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  003654-10-0
--------------------------------------------------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
 CUSIP NO. 003654-10-0                  13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dr. David M. Lederman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                           749,800
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             749,800

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      10.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 003654-10-0                  13G                PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ms. Natalie F. Lederman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                           744,400
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             744,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      744,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      10.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   ITEM 1(A)

Name of Issuer:  ABIOMED, Inc.

                                   ITEM 1(B)

Address of Issuer's Principal Executive Offices: 33 Cherry Hill Drive, Danvers, Massachusetts 01923


                                   ITEM 2(A)

Name of Person Filing:  David M. Lederman and Natalie F. Lederman

                                   ITEM 2(B)

Address of Principal Business Office or, if none, Residence: 33 Cherry Hill Drive, Danvers, Massachusetts 01923

                                   ITEM 2(C)

Citizenship:  USA

                                   ITEM 2(D)

Title of Class of Securities:  Common Stock, $.01 par value

                                   ITEM 2(E)

CUSIP Number:  003654-10-0


                                     ITEM 3

Not Applicable


                                     ITEM 4

Ownership:

    (a) Amount Beneficially Owned: David M. Lederman owns 749,800 shares of Common Stock. Natalie Lederman, his spouse, owns 744,400 shares of Common Stock. Each of Dr. Lederman and Ms. Lederman disclaims beneficial ownership of the shares held by the other.

    (b)  Percent of Class:  Dr. Lederman:  10.7 %
                            Ms. Lederman:  10.7 %
                                          -------
                             Total:        21.4 %

    (c)  Number of Shares as to which such person has:

            (i) sole power to vote or to direct the vote:
                  Dr. Lederman:   749,800 shares
                  Ms. Lederman:   744,400 shares
                                ----------------
                     Total:     1,494,200 shares

            (ii) shared power to vote or to direct the vote:  0

           (iii)  sole power to dispose or to direct the disposition of:
                  Dr. Lederman:   749,800 shares
                  Ms. Lederman:   744,400 shares
                                ----------------
                  Total:        1,494,200 shares

            (iv) shared power to dispose or to direct the disposition of:  0


                                     ITEM 5

Ownership of Five Percent or Less of Class:  Not Applicable


                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable


                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable


                                     ITEM 8

Identification and Classification of Members of the Group:  Not Applicable


                                     ITEM 9

Notice of Dissolution of Group:  Not Applicable


                                    ITEM 10

Certification:  Not Applicable

                                   SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997                              February 10, 1997
------------------------------                 ---------------------------------
Date                                           Date
----                                           ----



/s/David M. Lederman                           /s/Natalie F. Lederman
------------------------------                 ---------------------------------
Signature                                      Signature



David M. Lederman                              Natalie F. Lederman
------------------------------                 ---------------------------------
Name                                           Name

                                                   ----------------------------
                                                           OMB APPROVAL
                                                   ----------------------------
                                                   OMB Number:        3235-0415
                                                   Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response . . 14.90
                                                   ----------------------------

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                                 ABIOMED, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  003654-10-0
--------------------------------------------------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
 CUSIP NO. 003654-10-0                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dr. David M. Lederman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                           1,719,100
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,719,100

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,719,100

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      46.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   ITEM 1(A)

Name of Issuer:  ABIOMED, Inc.

                                   ITEM 1(B)

Address of Issuer's Principal Executive Offices: 33 Cherry Hill Drive, Danvers, Massachusetts 01923


                                   ITEM 2(A)

Name of Person Filing:  David M. Lederman

                                   ITEM 2(B)

Address of Principal Business Office or, if none, Residence: 33 Cherry Hill Drive, Danvers, Massachusetts 01923

                                   ITEM 2(C)

Citizenship:  USA

                                   ITEM 2(D)

Title of Class of Securities:  Common Stock, $.01 par value

                                   ITEM 2(E)

CUSIP Number:  003654-10-0


                                     ITEM 3

Not Applicable


                                     ITEM 4

Ownership:

    (a) Amount Beneficially Owned: 1,719,100 shares, including 1,428,000 shares of Class A Common Stock which are convertible into the same number of shares of Common Stock. Does not include 129,600 shares of Common Stock held by members of the filing person's family or trusts for the benefit of such members for which the filing person disclaims beneficial ownership.

    (b)  Percent of Class:  46.1%

    (c)  Number of Shares as to which such person has:

            (i)   sole power to vote or to direct the vote:
                  1,719,100 shares

            (ii)  shared power to vote or to direct the vote:  None

            (iii) sole power to dispose or to direct the disposition of:
                  1,719,000 shares

            (iv)  shared power to dispose or to direct the disposition of:  None


                                     ITEM 5

Ownership of Five Percent or Less of Class:  Not Applicable


                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable


                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable


                                     ITEM 8

Identification and Classification of Members of the Group:  Not Applicable


                                     ITEM 9

Notice of Dissolution of Group:  Not Applicable


                                    ITEM 10

Certification:  Not Applicable

                                   SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 1988
------------------------
Date



/s/David M. Lederman
------------------------
Signature



David M. Lederman, CEO
------------------------
Name/Title